Pricing Supplement SUN-158 (To the Prospectus dated June 18, 2020, the Prospectus Supplement dated June 18, 2020, and the Product Supplement EQUITY INDICES SUN-1 dated November 4, 2020)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02
2,073,849 Units $10 principal amount per unit CUSIP No. 22550J528	Pricing Date Settlement Date Maturity Date	November 23, 2021 December 1, 2021 November 29, 2024

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index
▪	Maturity of approximately three years, if not called prior to maturity
▪	Automatic call of the notes per unit at $10 plus the applicable Call Premium ($1.165 on the first Observation Date, and $2.330 on the second Observation Date) if the Index is flat or increases above 100% of the Starting Value on the relevant Observation Date
▪	The Observation Dates will occur approximately one year and two years after the pricing date
▪	If the notes are not called, at maturity:
▪ a return of 24% if the Index is flat or increases up to the Step Up Value
▪ a return equal to the percentage increase in the Index if the Index increases above the Step Up Value
▪ 1-to-1 downside exposure to decreases in the Index, with up to 100% of your principal at risk
▪	All payments are subject to the credit risk of Credit Suisse AG
▪	No periodic interest payments
▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
▪	Limited secondary market liquidity, with no exchange listing
▪	The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY INDICES SUN-1.

The initial estimated value of the notes as of the pricing date is $9.725 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-19 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$10.00	$20,722,015.00
Underwriting discount(1)	$0.20	$398,294.80
Proceeds, before expenses, to Credit Suisse	$9.80	$20,323,720.20

(1)	The public offering price and underwriting discount for an aggregate of 329,500 units purchased in a transaction of 300,000 units or more by an individual investor or in combined transactions with the investor’s household is $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

November 23, 2021

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Summary

The Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the MSCI Emerging Markets Index (the “Index”), is equal to or greater than the Call Level on the relevant Observation Date. If the notes are not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Index is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Index above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all, or a portion, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Premiums and the Call Amounts) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements. Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”). This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and BofAS or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This estimated value was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing. You will not have any interest in, or rights to, the theoretical components we used to determine the estimated value of the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-19.

Terms of the Notes

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch.	Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-21 of product supplement EQUITY INDICES SUN-1.
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called	Call Premiums:	$1.165 per unit if called on the first Observation Date (which represents a return of 11.65% over the principal amount) and $2.330 per unit if called on the second Observation Date (which represents a return of 23.30% over the principal amount).
Market Measure:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), a price return index
Starting Value:	1,255.39	Ending Value:	The closing level of the Market Measure on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-22 of product supplement EQUITY INDICES SUN-1.
Observation Level:	The closing level of the Market Measure on the applicable Observation Date.
Observation Dates:	December 1, 2022 and November 23, 2023, subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY INDICES SUN-1.	Step Up Value:	1,556.68 (124% of the Starting Value, rounded to two decimal places).
		Step Up Payment:	$2.40 per unit, which represents a return of 24% over the principal amount.
		Threshold Value:	1,255.39 (100% of the Starting Value).
Call Level:	1,255.39 (100% of the Starting Value).	Calculation Day:	November 21, 2024
Call Amounts (per Unit):	$11.165 if called on the first Observation Date and $12.330 if called on the second Observation Date.	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-19.
Events of Default:

With respect to these notes, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•

A default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

		Joint Calculation Agents:	Credit Suisse International and BofA Securities, Inc. (“BofAS”), acting jointly.
Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES SUN-1 dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320021487/dp140170_424b2-equityindices.htm

▪	Prospectus supplement and prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You are willing to receive a return on your investment capped at the return represented by the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.

▪	You anticipate that the notes will be automatically called or that the Ending Value will not be less than the Starting Value.

▪	You are willing to risk a loss of principal and return if the notes are not automatically called and the Index decreases from the Starting Value to the Ending Value.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪	You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.

▪	You believe that the notes will not be automatically called and the Index will decrease from the Starting Value to the Ending Value.

▪	You seek 100% principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Hypothetical Payout Profile at Maturity

The graph shows a payout profile at maturity, which would only apply if the notes are not called on any Observation Date.

Autocallable Market-Linked Step Up Notes

This graph reflects the returns on the notes based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $2.40 per unit and the Step Up Value of 124% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on any Observation Date. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Up Value, whether the notes are called on an Observation Date, and term of your investment.

The following table is based on a Starting Value of 100, a Threshold Value of 100, a Step Up Value of 124 and the Step Up Payment of $2.40 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00(1)(2)	0.00%	$12.40 (3)	24.00%
110.00	10.00%	$12.40	24.00%
120.00	20.00%	$12.40	24.00%
124.00(4)	24.00%	$12.40	24.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 1,255.39, which was the closing level of the Market Measure on the pricing date.

(2)	This is the hypothetical Threshold Value.

(3)	This amount represents the sum of the principal amount and the Step Up Payment of $2.40.

(4)	This is the hypothetical Step Up Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Redemption Amount Calculation Examples

Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	90.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	124.00
Ending Value:	110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 140.00, or 140.00% of the Starting Value:
Starting Value:	100.00
Step Up Value:	124.00
Ending Value:	140.00
Redemption Amount per unit

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES SUN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not automatically called, depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	If the notes are called, your investment return is limited to the return represented by the applicable Call Premium.

▪	Your investment return may be less than a comparable investment directly in the stocks included in the Index.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

Valuation- and Market-related Risks

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪	Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-19. Because we used our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate was lower than our secondary market credit rates, the initial estimated value of the notes is greater than if we had used our secondary market credit rates in valuing the notes.

▪	The public offering price you pay for the notes exceeds the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-19.

▪	Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-19. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Index, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. BofAS has advised us that any repurchases by MLPF&S, BofAS or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S or BofAS in a secondary market transaction, the dealer may impose its own discount or commission. BofAS has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S or BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

▪	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Index and could negatively affect your return on the notes.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Additional Risk Factors

There are risks associated with emerging markets.

An investment in the notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Index.

In addition, you will not obtain the benefit of any increase in the value of the relevant currencies against the U.S. dollar, which you would have received if you had owned the securities represented by the Index during the term of your notes, although the levels of the Index may be adversely affected by general exchange rate movements in the market.

Other Terms of the Notes

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES SUN-1.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A)	each of the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, and the Korea Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI” or the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-23 of product supplement EQUITY INDICES SUN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of September 30, 2021, the MSCI Emerging Markets Index consisted of the following 27 emerging market country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. Each of the MSCI Emerging Markets Index Component Country Indices is a sampling of equity securities across industry groups in such country’s equity markets. The U.S. dollar price return version of the MSCI Emerging Markets Index is reported by Bloomberg under ticker symbol “MXEF.” For information concerning the methodology of the MSCI Emerging Markets Index, please refer to “Global Investable Market Indexes Methodology” below. The MXEF is an “MSCI Index” for the purposes of this description.

MSCI began including China A shares in the MSCI Emerging Markets Index in June 2018.

Global Investable Market Indexes Methodology

MSCI undertakes an index construction process, which involves: (a) defining the Equity Universe; (b) determining the Market Investable Equity Universe for each market; (c) determining market capitalization size-segments for each market; (d) applying Index Continuity Rules for the MSCI Standard Index; (e) creating style segments within each size-segment within each market; and (f) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(a) Identifying Eligible Equity Securities: all listed equity securities, including Real Estate Investment Trusts (“REITs”) and certain income trusts listed in Canada are eligible for inclusion in the Equity Universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the USA and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the Equity Universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts are not eligible for inclusion in the Equity Universe.

(b) Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by identifying eligible listings for each security in the Equity Universe and applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in Developed Markets (“DM”) Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indexes within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indexes methodology.

The Global Investable Equity Universe is the aggregation of all Market Investable Equity Universes. The DM Investable Equity Universe is the aggregation of all the Market Investable Equity Universes for Developed Markets.

Some of the investability requirements referred to above are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

As of the November 2015 semiannual index review, companies traded outside of their country of classification (i.e., “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for an MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least (a) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (b) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index.

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(a)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe sorted in descending order by full market capitalization.

(b)	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(c)	Developed Market (“DM”) and Emerging Market (“EM”) Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity measured by the twelve-month and three-month Annualized Traded Value Ratio (“ATVR”), and the three-month frequency of trading. The ATVR mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. The three-month frequency of trading is determined by dividing the number of days a security traded during a three-month period by the number of trading days within this period. If three months of data are not available, one month of data is used for the calculation of the three-month frequency of trading. The aim of the twelve-month and the three-month ATVR together with the three-month frequency of trading is to select securities with a sound long and short-term liquidity. A minimum liquidity level of 20% of three-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters, as well as 20% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of a Developed Market. A minimum liquidity level of 15% of three-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters, as well as 15% of 12-month ATVR are required for the inclusion of a security in a Market Investable Equity Universe of an EM. Only one listing per security may be included in the Market Investable Equity Universe. In instances when a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the Market Investable Equity Universe:

Local listing;

Foreign listing in the same geographical region; and

Foreign listing in a different geographical region.

(d)	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the relevant MSCI Index’s ability to fully and fairly represent the characteristics of the underlying market.

(e)	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary/secondary offerings of non- index-constituents are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

(f)	Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a Market Investable Equity Universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size-Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indexes:

Investable Market Index (Large + Mid + Small)

Standard Index (Large + Mid)

Large Cap Index

Mid Cap Index

Small Cap Index

Creating the Size-Segment Indexes in each market involves the following steps: (a) defining the Market Coverage Target Range for each size-segment; (b) determining the Global Minimum Size Range for each size-segment; (c) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (d) assigning companies to the Size-Segments; and (e) applying Final Size-Segment investability requirements.

Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Index Continuity Rules for the Standard Indexes

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a Developed Market Standard Index and a minimum number of three constituents will be maintained for an Emerging Market Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization among the securities included in the Market Investable Equity Universe are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if after the application of the index maintenance methodology a Standard Index contains less than five securities in a Developed Market or three securities in an Emerging Market, then the remaining securities are selected for inclusion in the Standard Index using the following process: (a) the securities included in the updated Market Investable Equity Universe are identified; (b) these securities are ranked by descending free float-adjusted market capitalization, however in order to increase index stability the free float-adjusted market capitalization of the securities included in the Standard Index prior to the index review is multiplied by a factor of 1.5; and (c) the securities are added to the Standard Index in order to reach five constituents for a Developed Market or three for an Emerging Market in the ranking order determined in the step above.

Creating Style Indexes within Each Size-Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Global, the Global Industry Classification Standard (“GICS”). As of August 31, 2016, the GICS consisted of 11 sectors, 24 industry groups, 68 industries, and 157 sub-industries. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS. Please refer to “Background on GICS®” below for further information.

Maintenance of the MSCI Indexes

The MSCI Global Investable Market Indexes are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indexes, and index stability and low index turnover.

In particular, index maintenance involves:

(a)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size-Segment and Global Value and Growth Indexes which include:

updating the indexes on the basis of a fully refreshed Equity Universe;

taking buffer rules into consideration for migration of securities across size-segments and style segments; and

updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semiannual timetable. A SAIR involves a comprehensive review of the Size-Segment and Global Value and Growth Indexes.

(b)	Quarterly Index Reviews (“QIRs”) in February and August of the Size-Segment Indexes aimed at:

including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

allowing for significant moves of companies within the Size-Segment Indexes, using wider buffers than in the SAIR; and

reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indexes continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size-Segment Index, addition of significant new investable companies to the Standard Index, deletion of companies from the Investable Market Indexes due to low liquidity, and changes in FIFs and in NOS. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size-segment.

(c)	Ongoing event-related changes. Ongoing event-related changes to the indexes are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate events that take place on a continuing basis. These changes generally are reflected in the indexes at the time of the event. Significantly large IPOs are included in the indexes after the close of the company’s tenth day of trading.

Client Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to these changes becoming effective in the indexes as “expected” announcements, or as “undetermined” announcements, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indexes provided that all necessary public information concerning the event is available.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

Early deletions of constituents due to events such as bankruptcy are announced as soon as practicable prior to their implementation.

Calculation of the MSCI Indexes

The MSCI Indexes are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s MSCI Indexes levels are obtained by applying the change in the market performance to the previous period MSCI Indexes levels.

Price Index Level USDt = Price Index Level USDt-1 *	Index Adjusted Market Cap USDt Index Initial Market Cap USDt

Price Index Level Localt = Price Index Level Localt-1 *	Index Adjusted Market Cap For Localt Index Initial Market Cap USDt

Where:

Price Index Level USDt-1 is the Price Index level in USD at time t-1.

Index Adjusted Market Cap USDt is the Adjusted Market Capitalization of the index in USD at time t.

Index Initial Market Cap USDt is the Initial Market Capitalization of the index in USD at time t.

Price Index Level Localt-1 is the Price Index level in local currency at time t-1.

Index Adjusted Market Cap for Localt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t.

The Index Market Capitalization is calculated as follows:

Index Adjusted Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt FXratet

Index Adjusted Market for Localt =

Σ sεl,t	(	End of Day Number of Sharest-1 * Price Per Sharet * Inclusion Factort * PAFt FXratet-1	*	ICIt ICIt-1)

Index Initial Market Cap USDt =

Σ sεl,t	End of Day Number of Sharest-1 * Price Per Sharet-1 * Inclusion Factort FXratet-1

Where:

End of Day Number of Sharest-1 is the number of shares of security at the end of day t-1.

Price Per Sharet is the price per share of security s at time t.

Price Per Sharet-1 is the price per share of security s at time t-1.

Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Inclusion Factort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor, Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

PAFt is the Price Adjustment Factor of security s at time t. The Price Adjustment Factor (the “PAF”) is needed to ensure historical price comparability. This factor often accounts for assets that contribute to the index performance for a day, such as rights offerings, spun-off companies or extraordinary dividends.

FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g., from Turkish Lira to New Turkish Lira − ICI = 1,000,000).

ICIt-1 is the Internal Currency Index of price currency at time t-1.

Note: The only difference in the formulas between U.S. dollars and local currency indexes calculation is that the same exchange rate is used in the numerator and denominator for local currency, which means that there is no impact of currency change in the performance. Time-variant exchange rates are used for the U.S. dollar calculation.

If the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of a MSCI Index, the MSCI Index will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the level of the MSCI Index. Conversely, if the U.S. dollar strengthens against such currencies, the level of the relevant MSCI Index will decrease. Fluctuations in currency exchange rates can have a continuing impact on the level of the MSCI Index. The return on an index composed of the component securities of the MSCI Index where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI Index, which is converted into U.S. dollars.

Corporate Events

When a corporate event affects securities from different size-segments, countries or regions leading to several possible implementations, MSCI generally adopts the most global point of view to implement the event, provided that at least one security involved in the event is a constituent of the MSCI Indexes. MSCI reserves the right to use a different approach when appropriate. Any implementation decisions related to such cases are announced to clients prior to the change becoming effective in the MSCI Indexes.

Mergers and Acquisitions. MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI determines the most appropriate implementation method and announces it prior to the changes becoming effective in the indexes.

Tender Offers. In hostile tender offers, MSCI systematically waits for the results of the tender offer to be publicly announced before making any related changes to the MSCI Indexes. In friendly tender offers, the acquired or merging security is deleted from MSCI Indexes at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be decreased below 15% of the total number of shares outstanding (except for Standard Index constituents, which are maintained if their float-adjusted market capitalizations after the event are above 2/3rds of 1.8 times one half of the Standard Index Interim Size-Segment Cutoff). This rule applies even if the offer is extended. If the friendly tender offer’s outcome is uncertain, after the results of the offer have been officially communicated and the security’s free float has decreased below 15% of the total number of shares outstanding, MSCI will remove the acquired or merging security from the MSCI Indexes.

The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: (a) the announcement of the offer as friendly or hostile, (b) a comparison of the offer price to the acquired security’s market price, (c) the recommendation by the acquired company’s board of directors, (d) the major shareholders’ stated intention whether to tender their shares, (e) the required level of acceptance, (f) the existence of pending regulatory approvals and legal actions, (g) the market perception of the transaction, (h) official preliminary results, if any, and (i) other additional conditions for the offer.

If a security is deleted from an index, the security is not reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It will be reconsidered for index inclusion at the following regularly scheduled index review.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Autocallable Market-Linked Step Up Notes	TS-14

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Spin-Offs. On the ex date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. In cases where the distribution of the spun-off is subject to a withholding tax, MSCI reinvests a negative cash amount in the MSCI Net Daily Total Return Indexes on the ex date. In order to determine whether the spun-off entity qualifies for inclusion in the MSCI Indexes, the full company market capitalization of the spun-off entity is estimated by MSCI prior to the spin-off being effective based on public information provided by the parent company and estimates from brokers. In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float.

When the spun-off security does not trade on the ex-date, a PAF is applied to the price of the parent entity and a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included in the MSCI Indexes as of the close of the ex date and is maintained until the spun-off security begins trading, and is deleted thereafter. The value of the detached security is equal to the difference between the cum price and the ex price of the parent security. The treatment of the spun-off entity remains the same as under the general treatment. In certain cases where the spun-off security is not trading on the ex date and its market capitalization is estimated to be very small or there is a risk that the market price of the parent entity could potentially increase on the ex date, the impact of the event on the parent security’s market capitalization may be considered as negligible. In those situations, as the detached security cannot have a negative value and to avoid neutralizing the performance of the parent entity on the ex-date of the event, MSCI may decide not to add the detached security. Instead, MSCI would apply a PAF of 1 to the market price of the parent entity on the ex-date of the event. In addition, the spun-off security, once it starts trading on the market, would not be included in the MSCI Indexes at the time of the event.

Corporate Actions. Corporate actions such as splits, stock dividends and rights issues, which affect the price of a security, require a price adjustment. PAFs are applied on the ex date of the event to ensure that security prices are comparable between the ex date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares and FIF, if any, are reflected as of the close of the ex date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI does not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex date of the corporate action, the event will be implemented on the day the security resumes trading.

Share Placements and Offerings. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing at least 5% of the security’s number of shares are implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. Pending NOS and/or float changes, if any, are implemented simultaneously with the event. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% and 10% for Standard and Small Caps, respectively, of the security’s pre-event number of shares are implemented at the next regularly scheduled Index Review following the completion of the event.

Secondary offerings involve the distribution of existing shares of current shareholders and in most of the cases are pre-announced by a company or by a company’s shareholders. Block sales and secondary offerings (outside the U.S.) are treated the same way in the MSCI Indexes. Changes due to block sales or secondary offerings (outside of the U.S.) are reflected at the time of the event with two full business days advance notice provided the free float-adjusted market capitalization change (including NOS and/or float changes) is above USD 1 billion for Developed Markets countries and USD 500 million for Emerging Markets countries. MSCI computes the free float-adjusted market capitalization change (including NOS and/or float changes) using the closing market price and foreign exchange rate prior to the announcement of the event for block sales and secondary offerings (outside the US).

Events that do not meet the above conditions at the time of the event are considered for implementation at subsequent index reviews. Such cases will be subjected to the rules applicable for the index reviews.

Pending NOS and/or float changes, if any, are implemented simultaneously with the event.

In cases where the overallotment is fully exercised and completed simultaneously with the offering and the information is publicly disclosed, MSCI considers the overallotment size in assessing if the free float-adjusted market capitalization change (including updates) is above USD 1 billion for Developed Markets countries and USD 500 million for Emerging Markets countries to reflect changes immediately for secondary offerings (outside of the US).

Once the event is completed and provided that sufficient post-event information is publicly available, MSCI implements changes giving two full business days’ advance notice. If any uncertainty on the post-event free float information, MSCI may decide to postpone the event implementation to a next Index Review.

Block sales and secondary offerings (outside the US) that were not captured at the time of completion will be reflected at a following regularly scheduled Index Review.

Due to the nature of secondary offerings, being usually pre-announced by the company or company shareholders, MSCI generally announces changes due to secondary offerings (outside the US) with an undetermined or expected status and sends the confirmed only after the event is completed.

MSCI announces changes due to block sales (outside the US) as soon as possible after the event is announced completed.

Changes due to block sales and secondary offerings (outside the US) not meeting the thresholds for immediate implementation will be communicated with an Index Review announcement.

Autocallable Market-Linked Step Up Notes	TS-15

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Debt-to-Equity Swaps. Large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent Foreign Inclusion Factor (“FIF”) and/or Domestic Inclusion Factor (“DIF”) changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. Pending NOS and/or float changes, if any, are implemented simultaneously with the event. Shares issued in debt-to-equity swaps are assumed to be issued to strategic investors, unless stated otherwise. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at a regularly scheduled Index Review.

Suspensions, Delistings and Bankruptcies. MSCI removes from the MSCI Indexes as soon as practicable companies that file for bankruptcy or for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely to occur in the future. MSCI treats in the same way companies that fail stock exchange listing requirements and are to be delisted. In cases where the company is still trading, MSCI deletes the company on the same day at its last trading price, if feasible, and sends an intraday announcement. When the primary exchange price is not available, MSCI deletes securities at an over-the-counter or equivalent market price when such a price is available and deemed relevant. If no such price is available, the security will be deleted at the lowest system price, provided the securities are suspended at least one day prior to the implementation date of the deletion. For securities that are suspended, MSCI carries forward the market price prior to the suspension during the suspension period.

The following graph shows the daily historical performance of the Index in the period from January 1, 2011 through November 23, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 1,255.39.

Historical Performance of the Index

1,600
1,500
1,400
1,300
1,200
1,100
1,000
900
800
700
600
500
400
300
200
100
0
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Index, which is owned and published by MSCI, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the notes, or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the Index. The Index is determined, composed and calculated by MSCI without regard to the issuer of the notes. MSCI has no obligation to take the needs of the issuer of the notes, or the owners of the notes, into consideration in determining, composing or calculating the Index. MSCI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by

Autocallable Market-Linked Step Up Notes	TS-16

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

which the notes are to be converted into cash. Neither MSCI nor any other party has an obligation or liability to owners of these notes in connection with the administration, marketing or trading of the notes.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Autocallable Market-Linked Step Up Notes	TS-17

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us as follows: MLPF&S, BofAS or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has informed us that at MLPF&S’s and BofAS’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Autocallable Market-Linked Step Up Notes	TS-18

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we used our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate was lower than our secondary market credit rates, the initial estimated value of the notes is higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Supplemental Use of Proceeds and Hedging” on page PS-18 of product supplement EQUITY INDICES SUN-1.

Autocallable Market-Linked Step Up Notes	TS-19

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the notes or instruments that are similar to the notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, a note should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Pricing Date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the notes as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the Pricing Date for the notes and it is possible that the notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Autocallable Market-Linked Step Up Notes	TS-20

Autocallable Market-Linked Step Up Notes Linked to the MSCI Emerging Markets Index, due November 29, 2024

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the notes offered by this term sheet have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this term sheet and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated October 29, 2021 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on October 29, 2021. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated October 29, 2021, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on October 29, 2021. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Autocallable Market-Linked Step Up Notes	TS-21